Filed pursuant to Rule 433

Registration Statement No. 333-289101

September 8, 2025

Puget Sound Energy, Inc.

$500,000,000 5.598% Senior Notes due 2055

PRICING TERM SHEET

Issuer:	Puget Sound Energy, Inc. (the “Issuer”)

Anticipated Ratings*:	A2 (stable)/ A- (stable)/ A (stable)

Trade Date:	September 8, 2025

Settlement Date**:	September 15, 2025 (T+5)

Issue:	5.598% Senior Notes due 2055 (the “Notes”)

Security:	So long as the Notes remain outstanding, the Notes will continue to be secured either by first mortgage bonds issued under our existing electric utility mortgage or by substitute pledged first mortgage bonds to be issued under a new mortgage.

Principal Amount:	$500,000,000

Maturity Date:	September 15, 2055

Benchmark Treasury:	4.750% due May 15, 2055

Treasury Price:	100-16

Treasury Yield:	4.718%

Spread to Benchmark:	T+88 basis points

Reoffer Yield:	5.598%

Issue Price:	100.000% of the principal amount of the Notes

Coupon:	5.598%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2026

Optional Redemption:	Prior to March 15, 2055 (six months prior to the maturity date of the Notes) (the “Par Call Date”) the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate +15 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at par, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Joint Book-Running Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC BofA Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	CIBC World Markets Corp. KeyBanc Capital Markets Inc.

CUSIP/ISIN:	745332 CP9/ US745332CP99

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

We expect to deliver the Notes against payment for the Notes on or about September 15, 2025, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and prospectus supplement if you request it by calling Mizuho Securities USA LLC toll-free at (866) 271-7403, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or RBC Capital Markets, LLC toll-free at (866) 375-6829.

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